Exhibit 99.1

CHIPMOS TECHNOLOGIES (BERMUDA) LTD.

AMENDED AND RESTATED SHARE OPTION PLAN

1.	Establishment, Purpose and Effective Date

CHIPMOS TECHNOLOGIES (Bermuda) LTD. (the “Company”) has established the CHIPMOS TECHNOLOGIES (Bermuda) LTD. Share Option Plan 2001 effective December 14, 2001, and as amended and restated on September 19, 2016 (the “Plan”). The purpose of the Plan is to enable the Company and its affiliates to stimulate the efforts of directors, officers, employees and consultants toward the achievement of objectives established by the Company and to encourage the employees to identify their long-term interests with those of the Company’s shareholders.

2.	Plan Administration

1. Administration. The Plan shall be administered by the Board of Directors of the Company (the “Board”) or, in the sole discretion of the Board of Directors, by any committee of the Board authorized by it for such purpose (the “Committee”). The Board may vest in the Committee all or any part of its authority, as described herein, with respect to the administration of the Plan.

2. Authority. The Board (or the Committee) shall have full power and authority to interpret the Plan and any Option Agreements, to establish, amend and rescind rules and regulations relating to the Plan and any option award agreements, to determine the form and content of options (the “Options”) to purchase the Company’s Common Shares, par value US$0.01 (the “Shares”), to be issued under the Plan, to provide for conditions and assurances deemed necessary or advisable to protect the interests of the Company and to make all other determinations necessary or advisable for the administration of the Plan.

The Board (or the Committee) shall determine, in its discretion, the directors, officers, employees and consultants to whom, and the time or times at which, Options shall be granted, the number of Shares to be subject to each Option, the duration of each Option, the exercise price of each Option, and the time or times within which (during the term of such Option) all or portions of each Option may be exercised, except as otherwise provided for herein.

3. Decisions Final and Conclusive. The determination of the Board (or the Committee) as to any question arising under the Plan, including questions of construction and interpretation, shall be final, binding and conclusive upon all persons, including the Company, its shareholders and persons having any interests in the Options. In making its determinations, the Board (or the Committee) may conclusively rely on outside experts for, among other things, the valuation of any property used for payment of the exercise price of any Options. No member of the Board (or the Committee) shall be liable for any action or determination made in good faith with respect to the Plan or any award.

3.	Eligibility

All directors, officers, employees and consultants of the Company and its affiliates shall be eligible to receive Options.

4.	Shares Subject to the Plan

1. Number. The aggregate number of Shares that may be issued pursuant to Options under the Plan is 9,000,000. Such shares may consist, in whole or in part, of authorized but unissued Shares of the Company which are not reserved for any other purpose.

2. Adjustment in Capitalization. If there is any change (increase or decrease) in the outstanding Shares by reason of a stock dividend, recapitalization, merger, consolidation, stock split, combination or exchange of Shares, or otherwise, the aggregate number of Shares available under the Plan, the number and kind of Shares subject to each outstanding Option and the exercise price (as described in Section 5(d) hereof) thereof may, in the sole discretion of the Board (or the Committee), be appropriately adjusted so as fairly and equitably to reflect such change; provided, however, that fractional Shares shall be rounded down to the nearest whole Share.

5.	Options

1. Grant of Options. The Board (or the Committee) may from time to time at its discretion, subject to the provisions of the Plan, grant Options to such directors, officers, employees and consultants of the Company and its affiliates as it shall determine. The Board (or the Committee) shall specify at the time of grant whether the option is an incentive stock option (“Incentive Stock Option”) within the meaning of Section 422 of the Internal Revenue Code of 1986 (the “Code”), as amended, or a non-statutory stock option.

2. Option Award Agreement. Each Option granted under the Plan shall be evidenced by a written option award agreement (the “Option Award Agreement”) setting forth the terms under which the Option is granted, including the date or dates on which, or during which, it becomes exercisable in whole or in part, and such conditions and restrictions as the Board (or the Committee) shall deem appropriate.

3. Duration of Options. Each Option shall be of the duration specified in the Option Award Agreement pursuant to which it is granted. All rights to exercise an Option shall expire not later than (i) ten years from the date on which such Option is granted and (ii) five years from the date on which such Option is granted if the holder of the Option owns more than 10% of the combined total voting power of the Company at the time the Option is granted.

4. Exercise Price. The exercise price of each Option shall be determined by the Board (or the Committee) in its sole discretion, but in no event shall the per share exercise price of (i) any non-statutory stock option be less than the nominal or par value of the Company’s Shares, or (ii) any Incentive Stock Option be less than the fair market value of a Company Share on the date of grant of such Option (or 110% of such fair market value if the holder of the Option owns more than 10% of the total combined voting power of the Company at the time the Option is granted).

6.	Exercise of Options

1. Written Notice. In order to exercise an Option, in whole or in part, the holder of the Option shall give written notice to the Company. The date on which the Company receives such notice shall be considered as the date such Option was exercised as to the Shares specified in such notice.

2. Payment. Simultaneously with the delivery to the Company of the notice of exercise of an Option, the holder of the Option shall pay to the Company the sum of (i) the aggregate exercise price of all Shares pursuant to such exercise of the Option, or, if the Board (or Committee) shall permit the payment of such price in installments, on such terms and conditions as it may determine, (ii) an amount equal to the federal, state and local taxes, if any, required to be withheld and paid by the Company as a result of such exercise (iii) an amount equal to any other expenses to be paid by the holder of the Option upon exercise as set forth in the Option Award Agreement. Such payment shall be made (i) in cash, (ii) by certified check, or (iii) as otherwise specified in the Option Award Agreement or permitted by the Board (or the Committee), including at the sole discretion of the Board (or the Committee), in property. The Board (or the Committee), in its sole discretion, may permit the holder of the Option the right to transfer Shares acquired upon exercise of a part of an Option in payment of the exercise price payable upon immediate exercise of a further part of the Option. In addition, the Board (or the Committee) may permit the holder of the Option to satisfy the obligation with respect to the taxes required to be withheld by the Company by having the Company withhold Shares the fair market value (as determined by the Board (or the Committee)) of which is equal to such taxes and any fractional amount shall be settled in cash).

3. Issuance of Shares. As soon as possible after receipt of payment and satisfaction of any other conditions set forth in the Option Award Agreement by the holder of the Option, the Company shall deliver, free and clear of any transfer taxes payable in connection therewith, to the holder of the Option the specified number of Shares in book-entry or certificated form.

4. No Privileges of a Shareholder. The holder of an Option shall not be deemed a shareholder with respect to any Shares covered by the Option until such Shares shall have been delivered upon exercise of the option.

7.	No Transfer of Options

An Option is not transferable by the holder thereof otherwise than by will or the laws of descent and distribution, and is exercisable, during the lifetime of the Option holder, only by such holder. Notwithstanding the immediately preceding sentence, the Board (or the Committee) may, subject to terms and conditions it may specify, permit an Option holder to transfer any non-statutory option granted to him pursuant to the Plan to one or more of his family members or to trusts or other entities established for the benefit of the Option holder and/ or one or more of such family members. For purposes of the Plan, the term “family members” shall mean the Option holder’s spouse, issue and grandchildren (including adopted and step children).

8.	Termination of Employment

Upon termination of an Option holder’s employment for any reason, all Options granted to such Option holder shall immediately be canceled, except as otherwise provided in the Option Award Agreement.

9.	No Right of Employment

Nothing contained in the Plan herein or in any Option Award Agreement shall interfere with or limit in any way the rights of the Company or any affiliate to terminate the employment of the holder of an Option at any time, or confer upon any holder any right to continue in the employ of the Company or any affiliate.

10.	Change in Control

Each Option that is not exercisable in full shall be deemed immediately fully vested and fully exercisable upon a Change in Control.

“Change in Control” shall mean the occurrence of any one of the following events: (i) any “person” (as such term is defined in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act), other than Mosel Vitellic Inc. or any of its affiliates, is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities eligible to vote for the election of the Board of Directors (the “Company Voting Securities”); provided, however, that the event described in this paragraph (i) shall not be deemed to be a Change in Control by virtue of any of the following acquisitions: (A) by the Company or any of its subsidiaries, (B) by any employee benefit plan sponsored or maintained by the Company or any of its subsidiaries, or (C) by any person approved in advance to acquire such amount of Company’s voting securities by the Board of Directors, a majority of whom are, and have been, Incumbent Directors (as defined below) for at least two years; (ii) during any period of not more than two years, individuals who constitute the Board of Directors of the Company as of the beginning of the period (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board of Directors, provided that any person becoming a director subsequent to the beginning of the period whose election or nomination for election was approved by a vote (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination) of at least three-quarters of the Incumbent Directors who remain on the Board of Directors, including those directors whose election or nomination for election was previously so approved, shall also be deemed to be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to directors or any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board of Directors shall be deemed to be an Incumbent Director; (iii) the consummation of a merger, consolidation, share exchange or similar form of corporate reorganization of the Company (or any such type of transaction involving the Company or any of its subsidiaries that requires the approval of the Company’s shareholders, whether for the transaction or the issuance of securities in the transaction or otherwise) (a “Business Combination”); or (iv) the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company or the sale of all or substantially all of its assets.

Upon the consummation of and following a Business Combination each outstanding Option shall be treated as provided for in the agreement entered into in connection with the Business Combination, as determined by the Board in its sole discretion. Without limiting the generality of the foregoing, the treatment of outstanding Options in connection with a Business Combination may include the cancellation of outstanding Options upon consummation of the Business Combination as long as the holders of the affected Options are paid (in cash or cash equivalents) in respect of each Share that is covered by or subject to the Option being cancelled immediately prior to the effective time of the consummation of the Business Combination an amount equal to the excess, if any, of the per share price paid or distributed to Company shareholders in the Business Combination (the value of any non-cash consideration to be determined by the Board in its sole discretion) over the Option Price. For avoidance of doubt, as determined by the Board in its sole discretion (1) the cancellation of Options pursuant to the preceding sentence may be effected notwithstanding anything to the contrary contained in this Plan or any Option Agreement and (2) if the amount determined pursuant to the preceding sentence is zero or less, the affected Option may be cancelled without any payment therefor.

11.	Duration of the Plan

The Plan shall remain in effect for ten years from its effective date unless earlier terminated by the Board; but Options theretofore granted may extend beyond the date of termination in accordance with the provisions of the Plan.

12.	Amendment

The Board may suspend, discontinue, terminate, revise or amend the Plan from time to time in such respects as it deems advisable, provided that no suspension, discontinuation, termination, revision or amendment shall materially and adversely affect the rights of any holder of an Option with respect to such Option without the Option holder’s consent.

13.	Laws. Rules and Regulations

The Plan, the grant and exercise of Options thereunder and the obligation of the Company to sell and deliver Shares pursuant to such Options shall be subject to all applicable laws, rules and regulations, and to any required approvals by any governmental agencies or national securities exchanges.

The Plan shall be governed by the laws of Bermuda, without reference to principles of conflict of laws.